UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)            December 16, 2005

Life Time Fitness, Inc.

(Exact name of Registrant as specified in its charter)

Minnesota	001-32230	41-1689746

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6442 City West Parkway
Eden Prairie, Minnesota		55344

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (952) 947-0000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.
On December 16, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of Life Time Fitness, Inc. (the “Company”) approved an amendment to the vesting terms of certain unvested stock options granted under the Company’s 2004 Long-Term Incentive Plan (the “2004 Plan”) to bring certain vesting terms of the options into alignment with current market practices. The amended stock options were options to purchase an aggregate of 800,500 shares of the Company’s Common Stock (the “Common Stock”), most of which were granted on June 29, 2004 in connection with the Company’s initial public offering and have an exercise price of $18.50 per share. The option issued to one of the Company’s executive officers with the same terms was granted on August 3, 2004 and has an exercise price of $23.25 per share. The original vesting terms of the stock options provided that 50% of the shares subject to each option vest on each of the sixth and seventh anniversaries of the date of grant, subject to market condition vesting based upon the Company attaining certain stock price thresholds. Under the market condition vesting provisions, 20% of the shares vested on May 25, 2005 because the public market price of the Common Stock closed at or above $25.00 for 90 consecutive calendar days and 20% of the shares vested on September 7, 2005 because the public market price of the Common Stock closed at or above $30.00 for 90 consecutive calendar days. Accordingly, 480,300 of the stock options remain unvested at this time. In addition, under the original performance vesting terms of the option, 20% of the shares will vest if the stock price closes at or above $35.00 for 90 consecutive calendar days, 20% of the shares will vest if the stock price closes at or above $40.00 for 90 consecutive calendar days and 20% of the shares will vest if the stock price closes at or above $45.00 for 90 consecutive calendar days. Eleven of the Company’s members of senior management currently hold stock options with the terms described above, that have not yet vested, including the following executive officers of the Company: Bahram Akradi — 180,000 shares; Stephen Rowland — 43,200 shares; Michael Gerend — 32,400 shares; Michael Robinson — 40,500 shares; Mark Zaebst — 32,400 shares and Eric Buss — 32,400 shares.
The amendment approved by the Committee reduces the number of consecutive days during which the price must close at or above $35.00, $40.00 and $45.00 from 90 to 60 consecutive days in order for each of the last three tranches (each equal to 20% of the original number of shares granted) to vest. All of these options are in-the-money.
The decision to amend the vesting of these options was made primarily to bring the period upon which market condition vesting is based into alignment with market practices. Based on information provided to the Committee by an independent compensation consultant, the Committee determined that a period of 90 consecutive days is generally longer than the period used to determine market condition vesting of stock options issued to senior management in similar situations at comparable companies. The Committee determined that a 60 consecutive day period is more appropriate.
The Company’s stock price has closed at or above $35.00 since October 28, 2005. If the Company’s stock price continues to close at or above $35.00, the $35.00 tranche of stock options will vest on December 26, 2005. Beginning on January 1, 2006, the Company will adopt Financial Accounting Standards Board Statement No. 123, “Share Based Payment (revised 2004)”. The Company believes that if the Company’s stock price continues to close at or above $35.00 between now and December 26, 2005, the aggregate future expense that will be eliminated as a result of the amendment to the market condition vesting provisions of the $35.00 tranche of the stock options will be approximately $1.5 million. This would be reflected in a pro forma footnote disclosure in the Company’s 2005 financial statements, as permitted under the guidance provided by the FASB. In approving the amendment to the vesting terms of the stock options, the Committee also acknowledged that the Company could potentially incur compensation expense of approximately $1.5 million in 2005 if the $35.00 tranche of options vests on December 26, 2005 and the Company’s stock price closes below $35.00 at any time between December 27, 2005 and December 30, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LIFE TIME FITNESS, INC.
Date: December 22, 2005	By /s/ Michael R. Robinson
Michael R. Robinson
Executive Vice President and Chief Financial Officer